Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Pangaea Logistics Solutions Ltd.

We have reviewed the accompanying consolidated balance sheet of Bulk Partners (Bermuda) LTD. and subsidiaries (the “Company”), as of September 30, 2014 and the related consolidated statements of income for the three- and nine-month periods ended September 30, 2014 and 2013, changes in convertible redeemable preferred stock and stockholders’ equity (deficit) for the nine months ended September 30, 2014, and cash flows for the nine months ended September 30, 2014 and 2013. These interim financial statements are the responsibility of the Company’s management.

We were furnished with the report of other accountants on their reviews of the consolidated interim financial statements of Nordic Bulk Holding ApS and its subsidiary, whose total assets as of September 30, 2014 constituted 5.4% of the related consolidated total, and whose revenues for the three- and nine-month periods ended September 30, 2014 and 2013 constituted 38.3%, 39.0%, 32.4%, and 32.6%, respectively, of the related consolidated totals.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews and the report of other accountants, we are not aware of any material modifications that should be made to the consolidated interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2013, and the related consolidated statements of income, changes in convertible redeemable preferred stock and stockholders’ equity, and cash flows for the year then ended (not presented herein); and we expressed, based on our audit and the report of other auditors, an unqualified opinion on those consolidated financial statements in our report dated May 5, 2014. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2013, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ GRANT THORNTON LLP

Boston, MA

November 14, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Nordic Bulk Holding ApS

We have reviewed the accompanying consolidated balance sheet of Nordic Bulk Holding ApS (a Danish corporation) and its subsidiary (the “Company”), and the related consolidated statements of income, changes in shareholders’ equity, and cash flows, as of September 30, 2014 and for the three and nine month periods ended September 30, 2014 and 2013. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers

Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark

November 13, 2014

Bulk Partners (Bermuda) LTD.

Consolidated Balance Sheets

	September 30,	December 31,
	2014	2013
Assets	(unaudited)
Current assets
Cash and cash equivalents	$20,157,708	$18,927,927
Restricted cash	500,000	500,000
Accounts receivable (net of allowance of $2,047,603 at
September 30, 2014 and $1,662,593 at December 31, 2013)	30,462,924	44,688,470
Other receivables	287,668	133,646
Bunker inventory	21,050,009	21,072,192
Advance hire, prepaid expenses and other current assets	10,916,092	12,744,125
Total current assets	83,374,401	98,066,360

Fixed assets, net	225,179,262	197,153,889
Investment in newbuildings in-process	25,576,943	31,900,000
Other noncurrent assets	1,495,078	3,253,022
Total assets	$335,625,684	$330,373,271

Liabilities, convertible redeemable preferred stock
and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$40,623,223	$45,878,378
Related party debt	46,371,713	7,616,248
Deferred revenue	5,862,960	16,155,498
Current portion long-term debt	18,686,730	16,065,483
Line of credit	3,000,000	3,000,000
Dividend payable	29,381,125	23,177,503
Other current liablities	263,982	-
Total current liabilties	144,189,733	111,893,110

Secured long-term debt, net	91,719,946	83,302,421
Related party long-term debt, net	-	17,303,918

Commitments and contingencies

Convertible redeemable preferred stock, net of issuance costs
($1,000 par value, 112,500 shares authorized, 89,114
and 64,047 shares issued and outstanding at September 30, 2014
December 31, 2013, respectively)	103,236,399	103,236,399

Stockholders' (deficit) equity:
Common stock ($1.00 par value, 199,829 shares authorized
87,329 shares issued and outstanding at September 30, 2014,
December 31, 2013 and December 31, 2012
191,606 shares issued and outstanding on pro forma basis	87,329	87,329
Additional paid-in capital	-	-
Accumulated deficit	(7,324,015)	(5,933,870)
Total Bulk Partners (Bermuda) LTD. deficit	(7,236,686)	(5,846,541)
Non-controlling interest	3,716,292	20,483,964
Total stockholders' (deficit) equity	(3,520,394)	14,637,423
Total liabilities, convertible reemable preferred stock
and stockholders' (deficit) equity	$335,625,684	$330,373,271

The accompanying notes are an integral part of these financial statements

Bulk Partners (Bermuda) LTD.

Consolidated Statements of Income

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Voyage revenue	$80,604,263	$80,371,836	$252,084,882	$246,642,009
Charter revenue	10,600,956	14,797,016	43,112,456	34,328,821
	91,205,219	95,168,852	295,197,338	280,970,830
Expenses:
Voyage expense	46,598,184	45,193,740	136,624,745	147,119,813
Charter hire expense	34,315,719	31,984,645	112,271,588	86,098,418
Vessel operating expense	7,935,565	6,148,253	22,587,314	15,710,044
General and administrative	2,790,350	2,747,691	7,719,226	8,592,008
Depreciation and amortization	3,118,973	2,518,726	8,415,174	7,060,351
Gain on sale of vessels	(1,661,368)	-	(3,947,600)	-
Total expenses	93,097,423	88,593,055	283,670,447	264,580,634

(Loss) income from operations	(1,892,204)	6,575,797	11,526,891	16,390,196

Other (expense) income:
Interest expense	(1,348,252)	(1,419,338)	(4,338,904)	(3,889,788)
Interest expense related party debt	(108,422)	(194,543)	(170,784)	(357,341)
Imputed interest on related party long-term debt	-	(317,942)	(322,947)	(793,222)
Unrealized (loss) gain on derivative instruments	(551,354)	1,854,930	(2,123,246)	183,287
Other income (expense)	83,803	(515,677)	8,030	(197,127)
Total other expense, net	(1,924,225)	(592,570)	(6,947,851)	(5,054,191)

Net (loss) income	(3,816,429)	5,983,227	4,579,040	11,336,005
Loss (income) attributable to noncontrolling interests	906,822	(113,827)	334,563	(820,323)
Net (loss) income attributable to Bulk Partners (Bermuda) LTD.	$(2,909,607)	$5,869,400	$4,913,603	$10,515,682

Loss per common share:
Basic	$(64.68)	$(7.77)	$(15.92)	$(63.30)
Diluted	$(64.68)	$(7.77)	$(15.92)	$(63.30)

Weighted average shares used to compute loss
per common share, basic and diluted	87,329	87,329	87,329	87,329

The accompanying notes are an integral part of these financial statements

Bulk Partners (Bermuda) LTD. Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders' Equity (Deficit)

							Total
	Convertible Redeemable Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Bulk Partners (Bermuda) LTD.	Non-Controlling	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Interest	Equity (Deficit)

Balance at December 31, 2013	89,113.888	$103,236,399	87,329	$87,329	$-	$(5,933,870)	$(5,846,541)	$20,483,964	$14,637,423

Accrued convertible redeemable preferred stock dividends	-	-	-	-	-	(6,303,748)	(6,303,748)	-	(6,303,748)
Shareholder loan modification								(16,433,109)	(16,433,109)
Net income (loss)	-	-	-	-	-	4,913,603	4,913,603	(334,563)	4,579,040
Balance at September 30, 2014 (unaudited)	89,113.888	$103,236,399	87,329.000	$87,329	$-	$(7,324,015)	$(7,236,686)	$3,716,292	$(3,520,394)

The accompanying notes are an integral part of these financial statements

Bulk Partners (Bermuda) LTD.

Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2014	2013
	(unaudited)	(unaudited)
Operating activities
Net income	$4,579,040	$11,336,005
Adjustments to reconcile net income to net cash
provided by operations:
Depreciation and amortization expense	8,415,174	7,060,351
Amortization of deferred financing costs	627,961	658,089
Unrealized loss (gain) on derivative instruments	2,123,246	(183,287)
Provision for doubtful accounts	(385,010)	-
Write off of unamortized financing costs	241,522	-
Amortization of discount on related party long-term debt	322,947	-
Imputed interest on related party long-term debt	-	793,222
Change in operating assets and liabilities:
Accounts receivable	14,610,555	1,018,218
Other receivables	(154,022)	(56,781)
Bunker inventory	22,183	(4,490,193)
Advance hire, prepaid expenses and other current assets	1,770,164	687,302
Other non-current assets	(236,223)	-
Account payable, accrued expenses and other current liabilities	(4,570,546)	2,343,788
Other current liabilities	(657,491)	(381,011)
Deferred revenue	(10,292,538)	147,241
Net cash provided by operating activities	16,416,962	18,932,944

Investing activites
Purchase of vessels	(38,288,452)	(75,588,933)
Sale of vessels	19,331,787	-
Deposits on newbuildings in-process	(6,960,499)	-
Drydocking costs	(3,639,677)	-
Purchase of building and equipment	(558,376)	(92,388)
Net cash used in investing activities	(30,115,217)	(75,681,321)

Financing activities
Proceeds of related party debt	4,750,000	21,559,972
Payments on related party debt	(54,507)	(203,582)
Proceeds from long-term debt	35,500,000	32,205,000
Payments of financing and issuance costs	(366,800)	(1,595,450)
Payments on long-term debt	(24,800,657)	(9,713,178)
Proceeds from issuance of convertible redeemable preferred stock	-	18,199,180
Common stock dividends paid	(100,000)	(100,000)
Decrease (increase) in restricted cash	-	687,500
Distributions to non-controlling interest	-	(176,667)
Net cash provided by financing activities	14,928,036	60,862,775

Net increase in cash and cash equivalents	1,229,781	4,114,398
Cash and cash equivalents at beginning of period	18,927,927	19,695,675
Cash and cash equivalents at end of period	$20,157,708	$23,810,073

The accompanying notes are an integral part of these financial statements

Bulk Partners (Bermuda) LTD.
Consolidated Statements of Cash Flows (continued)

	Nine months ended September 30,
	2014	2013
	(unaudited)	(unaudited)
Disclosure of noncash items
Dividends declared, not paid	$6,303,622	$5,769,050
Issuance of convertible redeemable preferred stock
as settlement of accrued dividends	$-	$213,152
Issuance of convertible redeemable preferred stock
in settlement of notes payable	$-	$1,385,503
Beneficial conversion feature of convertible redeemable
preferred stock at issuance date	$-	$5,748,464
Modification of Shareholder loan to on Demand	$16,433,108
Imputed interest on related party long-term debt	$322,947	$793,222
Discount on related party long-term debt	$-	$17,080,063
Cash paid for interest	$3,660,117	$4,366,007

The accompanying notes are an integral part of these financial statements

Note 1. Basis of Presentation and General Information

The accompanying consolidated financial statements include the accounts of Bulk Partners (Bermuda) Ltd. (formerly known as Pangaea Logistics Solutions Ltd.) and its wholly-owned subsidiaries (collectively, the ‘‘Company”, ‘‘we’’ or ‘‘our’’). The Company was incorporated in 2008 under the laws of Bermuda to pursue opportunities in the international dry bulk shipping trade.

In July 2014, Bulk Nordic Odin Ltd. (“Bulk Odin”) was organized under the laws of Bermuda for the purpose of owning a new Ice-Class 1A Panamax vessel under construction. Bulk Odin is a wholly-owned subsidiary of Nordic Bulk Holding Company Ltd, a consolidated affiliate of the Company.

In September 2014, ownership of Long Wharf was transferred to the Company. Long Wharf was previously owned by two of the Company’s Founders and was heavily dependent on the Company to fund its operations; and as such, was consolidated pursuant to ASC 810-10.

The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership, chartering and operation of dry-bulk vessels. The Company’s fleet is comprised of Panamax, Supramax and Handymax dry bulk carriers and the Company operates its business in one business segment.

As of September 30, 2014, the Company owned a fleet of 13 oceangoing vessels comprised of three Ice Class 1A Panamax, four Panamax, four Supramax and two Handymax vessels with an average age of approximately 13.5 years.

The accompanying consolidated balance sheet as of September 30, 2014, the consolidated statements of income for the three- and nine-month periods ended September 30, 2104 and 2013, changes in convertible redeemable preferred stock and stockholders’ equity (deficit) for the nine months ended September 30, 2014, and cash flows for the nine months ended September 30, 2014 and 2013 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations and cash flows for the nine months ended September 30, 2014 and 2013. The financial data and the other information disclosed in these notes to the condensed consolidated financial statements related to these nine month periods are unaudited. Certain information and disclosures included in the annual consolidated financial statements have been omitted for the interim periods disclosed pursuant to the rules and regulations of the SEC. The results of the nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014 or for any other interim period or other future year.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates and assumptions of the Company are the estimated salvage value used in determining depreciation expense, the allowances for doubtful accounts, the fair value of convertible redeemable preferred stock, and the discount on interest free loans .

Advance hire, prepaid expenses and other current assets were comprised of the following:

	September 30,	December 31,
	2014	2013
	(unaudited)
Advance hire	$5,664,781	8,788,882

Prepaid expenses	1,102,270	514,169

Margin account deposit	1,782,926	1,062,439

Other current assets	2,366,115	2,378,635

Total	$10,916,092	$12,744,125

Accounts payable, accrued expenses and other current liabilities were comprised of the following:

	September 30,	December 31,
	2014	2013
	(unaudited)
Accounts payable	$35,789,564	39,201,642

Accrued expenses	3,427,481	3,839,531

Other current liabilities	1,406,178	2,837,205

Total	$40,623,223	$45,878,378

Note 2. New Accounting Pronouncements

In April 2014, the FASB issued an update Accounting Standards Update for Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, Presentation of Financial Statements, and Property Plant and Equipment. Under this new guidance, only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the new guidance expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. The Company does not expect a material impact on the Company’s consolidated financial statements as a result of the adoption of this standard.

In May 2014, the FASB issued an update Accounting Standards Update for Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. The Company is evaluating the impact of the adoption of this guidance to determine whether or not it has a material impact on the Company’s consolidated financial statements.

Note 3. Fixed Assets

Vessel and Vessel Improvements

The cost of vessels and vessel improvements, net of accumulated depreciation of $30,190,224 and $27,074,656 as of September 30, 2014 and December 31, 2013, respectively, is as follows:

	September 30, 2014	December 31, 2013
	(unaudited)

m/v BULK PANGAEA	$21,207,761	$20,879,837
m/v BULK DISCOVERY	11,870,654	13,583,813
m/v BULK CAJUN	6,053,450	6,566,227
m/v BULK PATRIOT	14,802,541	13,573,298
m/v BULK JULIANA	14,005,361	14,614,596
m/v NORDIC ODYSSEY	29,425,883	30,252,396
m/v NORDIC ORION	29,916,572	30,449,503
m/v BULK TRIDENT	16,569,270	16,273,240
m/v BULK BEOTHUK	13,280,825	13,732,350
m/v BULK NEWPORT	14,871,461	15,339,224
m/v BULK PROVIDENCE	-	10,114,377
m/v BULK LIBERTY	-	9,217,410
m/v NORDIC BOTHNIA	7,406,137	-
m/v NORDIC BARENTS	7,862,978	-
m/v NORDIC OSHIMA(1)	33,709,143	-
	220,982,036	194,596,271
Other fixed assets, net	4,197,226	2,557,618
	$225,179,262	$197,153,889

(1) The Company took delivery of the newbuilding m/v Nordic Oshima on September 25, 2014

At September 30. 2014, the aggregate carrying value of m/v Bulk Cajun, m/v Bulk Discovery, m/v Bulk Pangaea and the m/v Bulk Patriot is approximately $53.9 million, which is higher than the aggregated estimated market value of $29.1 million. As such Bulk Partners has reviewed each vessel group in the fleet and determined that the undiscounted sum of cash flows that will result from the use and disposal of each of its vessel groups exceed the carrying value of the vessel groups. Therefore, no impairment charge is required.

Note 4. Long-term Debt

Long-term debt consists of the following:

	September 30,	December 31,
	2014	2013
	(unaudited)

Bulk Pangaea Secured Note (1)	$3,468,750	$4,509,375
Bulk Discovery Secured Note (2)	4,136,000	5,204,000
Bulk Patriot Secured Note (1)	5,375,000	7,212,500
Bulk Cajun Secured Note (2)	1,137,500	1,990,625
Bulk Trident Secured Note (1)	7,968,750	8,925,000
Bulk Juliana Secured Note (1)	5,408,333	6,422,395
Bulk Nordic Odyssey, Bulk Nordic Orion and Bulk Nordic Oshima Loan Agreement (3)	53,500,000	34,000,000
Bulk Atlantic Secured Note (2)	7,980,000	8,250,000
Bulk Phoenix Secured Note (1)	9,133,333	9,783,334
Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)	12,347,820	-
Long Wharf Construction to Term Loan	1,002,920	1,016,834
Bulk Providence Secured Note (4)	-	7,760,000
Bulk Liberty Secured Note (5)	-	5,685,000

Total	111,458,406	100,759,063
Less: current portion	(18,686,730)	(16,065,483)
Less: unamortized bank fees	(1,051,730)	(1,391,159)
Secured long-term debt	$91,719,946	$83,302,421

(1)	The Bulk Pangaea Secured Note, the Bulk Patriot Secured Note, the Bulk Trident Secured Note, the Bulk Juliana Secured Note, and the Bulk Phoenix Secured Note are cross-collateralized by the vessels m/v Bulk Juliana, m/v Bulk Patriot, m/v Bulk Trident, m/v Bulk Pangaea, and m/v Bulk Newport and are guaranteed by the Company.
(2)	The Bulk Discovery Secured Note, the Bulk Cajun Secured Note, and the Bulk Atlantic Secured Note are cross-collateralized by the vessels m/v Bulk Discovery, m/v Bulk Cajun, and m/v Bulk Beothuk and are guaranteed by the Company.
(3)	The Bulk Nordic Odyssey and the Bulk Nordic Orion Loan Agreement was amended on September 17, 2014, to provide for an additional advance to finance the acquisition of m/v Nordic Oshima.
(4)	The Bulk Providence Secured Note was repaid in connection with the sale of the m/v Bulk Providence on May 27, 2014.
(5)	The Bulk Liberty Secured Note was repaid in connection with the sale of the m/v Bulk Liberty on July 4, 2014.

The Senior Secured Post-Delivery Term Loan Facility

On April 15, 2013, the Company, through its wholly-owned subsidiaries, Bulk Pangaea, Bulk Patriot, Bulk Juliana and Bulk Trident, entered into a $30.3 million Senior Secured Post-Delivery Term Loan Facility (the “Post-Delivery Facility”) to refinance the Bulk Pangaea Secured Term Loan Facility dated December 15, 2009, the Bulk Patriot Secured Term Loan Facility dated September 29, 2011, the Bulk Juliana Secured Term Loan Facility dated April 18, 2012, and the Bulk Trident Secured Term Loan Facility dated August 28, 2012, the proceeds of which were used to finance the acquisitions of the m/v Bulk Pangaea, the m/v Bulk Patriot, the m/v Bulk Juliana and the m/v Bulk Trident, respectively. The Post-Delivery Facility was subsequently amended on May 16, 2013 by the First Amendatory Agreement, to increase the facility by $8.0 million to finance the acquisition of the m/v Bulk Providence and again on August 28, 2013, by the Second Amendatory Facility, to increase the facility by $10.0 million to finance the acquisition of the m/v Bulk Newport.

The Post-Delivery Facility contains financial covenants that require the Company to maintain a minimum consolidated net worth, and requires the Company to maintain a minimum EBITDA to fixed charges ratio tested annually, as defined. In addition, the facility contains other Company and vessel related covenants that, among other things, restricts changes in management and ownership of the vessel, declaration of dividends, further indebtedness and mortgaging of a vessel without the bank’s prior consent. It also requires minimum collateral maintenance, which is tested at the discretion of the lender. As of September 30, 2014 and December 31, 2013, the Company was in compliance with all required covenants.

The Post-Delivery Facility is divided into six tranches, as follows:

Bulk Pangaea Secured Note

Initial amount of $12,250,000, entered into in December 2009, for the acquisition of m/v Bulk Pangaea. The interest rate was fixed at 3.96% in April 2013, in conjunction with the post-delivery amendment discussed above. The amendment also modified the repayment schedule to 15 equal quarterly payments of $346,875 ending in January 2017.

Bulk Patriot Secured Note

Initial amount of $12,000,000, entered into in September 2011, for the acquisition of the m/v Bulk Patriot. Loan requires repayment in 24 equal quarterly installments of $500,000 beginning in January 2012. The interest rate was fixed at 4.01% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Trident Secured Note

Initial amount of $10,200,000, entered into in April 2012, for the acquisition of the m/v Bulk Trident. Loan requires repayment in 24 equal quarterly installments of $318,750 beginning in December 2012 with a balloon payment of $2,550,000 together with the last quarterly installment. Interest was fixed at 4.29% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Juliana Secured Note

Initial amount of $8,112,500, entered into in April 2012, for the acquisition of the m/v Bulk Juliana. Loan requires repayment in 24 equal quarterly installments of $338,021 beginning in October 2012. Interest was fixed at 4.38% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Phoenix Secured Note

Initial amount of $10,000,000, entered into in May 2013, for the acquisition of m/v Bulk Newport. Loan requires repayment in 7 equal quarterly installments of $216,667 and 16 equal quarterly installments of $416,667 with a balloon payment of $1,816,659 due in July 2019. Interest is fixed at 5.09%.

Bulk Providence Secured Note

Initial amount of $8,000,000, entered into in May 2013, for the acquisition of m/v Bulk Providence. Loan requires repayment in 8 equal quarterly installments of $120,000, 16 equal quarterly installments of $190,000 and a balloon payment of $4,000,000 due in July 2019. Interest is fixed at 4.38%. The loan was repaid in conjunction with the sale of the m/v Bulk Providence on May 27, 2014.

Other secured debt:

Bulk Cajun Secured Note

Initial amount of $4,550,000, entered into in October 2011, for the acquisition of the m/v Bulk Cajun. Loan requires repayment in 16 equal quarterly installments of $284,375 beginning in January 2012 with a balloon payment of $2,000,000 together the last quarterly installment. Interest is fixed at 6.51%.

Bulk Discovery Secured Note

Initial amount of $9,120,000, entered into in February 2011, for the acquisition of the m/v Bulk Discovery. Loan requires repayment in 20 equal quarterly installments of $356,000 beginning in September 2011 with a balloon payment of $2,000,000 together with the last quarterly installment. Interest is fixed at a rate of 8.16%.

Bulk Atlantic Secured Note

Initial amount of $8,520,000, entered into on February 18, 2013, for the acquisition of m/v Bulk Beothuk. Loan requires repayment in 8 equal quarterly installments of $90,000 beginning in May 2013, 12 equal quarterly installments of $295,000 and a balloon payment of $4,260,000 due in February 2018. Interest is fixed at 6.46%.

Bulk Liberty Secured Note

Initial amount of $5,685,000, entered into on July 2013, for the acquisition of m/v Bulk Liberty. Loan requires repayment in 19 equal quarterly installments of $149,605 beginning in January 2014 and a balloon payment of $2,842,505 due in February 2018. Interest is fixed at 7.06%. The loan was repaid in connection with the sale of the m/v Bulk Liberty on July 4, 2014.

The other secured debt, as outlined above, contains collateral maintenance ratio clauses. If the Company encountered a change in financial condition which, in the opinion of the lender, is likely to affect the Company’s ability to perform its obligations under the loan facility, the Company’s credit agreement could be cancelled at the lender’s sole discretion. The lender could then elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, and proceed against any collateral securing such indebtedness. As of September 30, 2014 and December 31, 2013, the Company was in compliance with all required covenants.

Bulk Nordic Odyssey and Bulk Nordic Orion Loan Agreement

Initial amount of $40,000,000, entered into on August 6, 2012, for the acquisition of the m/v Nordic Odyssey and the m/v Nordic Orion. The agreement requires repayment in 20 quarterly installments of $1,000,000 beginning in October 2012, with an additional $1,000,000 installment payable on the 5th, 9th and 17th installment dates and a balloon payment of $17,000,000 due with the final installment. Interest is floating at LIBOR plus 3.25% (3.48% at September 30, 2014 and 2013). The loan is secured by first preferred mortgages on the m/v Nordic Orion and the m/v Nordic Odyssey, the assignment of the earnings, insurances and requisite compensation of the two entities, and by guarantees of their shareholders. The Agreement contains one financial covenant that requires the Company to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral previously provided to remain above defined ratios. As of September 30, 2014 and December 31, 2013, the Company was in compliance with this covenant.

The loan was amended on September 17, 2014 in conjunction with the delivery of the m/v Nordic Oshima (discussed below), whereby the margin was reduced to 3.00%.

Bulk Nordic Odyssey Ltd., Bulk Nordic Orion Ltd. And Bulk Nordic Oshima Ltd. – Dated September 17, 2014 Amended and Restated Loan Agreement

Entered into on September 17, 2014, to finance the purchase of the m/v Nordic Oshima, which was delivered to the Company on September 25, 2014. The amended agreement advanced $22,500,000 and requires repayment of this advance in 28 equal quarterly installments of $375,000 and a balloon payment of $12,000,000 due with the final installment. Interest on the advance related to m/v Nordic Oshima is floating at LIBOR plus 2.25% (2.48% at September 30, 2014). The amended loan is secured by first preferred mortgages on the m/v Nordic Odyssey, the m/v Nordic Orion and m/v Nordic Oshima, the assignment of earnings, insurances and requisite compensation of the three entities, and by guarantees of their shareholders. The amended agreement contains one financial covenant that requires the Company to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral provided to remain above defined ratios. As of September 30, 2014 and December 31, 2013, the Company was in compliance with this covenant.

Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)

Nordic Bulk Barents and Nordic Bulk Bothnia entered into a secured Term Loan Facility of $13,000,000 in two tranches of $6,500,000 which were drawn in conjunction with the delivery of the m/v Nordic Bothnia on January 23, 2014 and the m/v Nordic Barents on March 7, 2014. The loan is secured by mortgages on these two vessels.

The facility bears interest at LIBOR plus 2.5% (2.73% at September 30, 2014). The loan requires repayment in 22 equal quarterly installments of $163,045 (per borrower) beginning in September 2014, one installment of $163,010 (per borrower) and a balloon payment of $2,750,000 (per borrower) due in December 2019. In addition, any cash in excess of $750,000 per borrower on any repayment date shall be applied toward prepayment of the relevant loan in inverse order, so the balloon payment is prepaid first. The agreement also contains a profit split in respect of the proceeds from the sale of either vessel, a minimum value clause of not less than 100% of the indebtedness and a minimum liquidity clause. As of September 30, 2014 and December 31, 2013, the Company was in compliance with all required covenants.

Long Wharf Construction to Term Loan

Initial amount of $1,048,000 entered into in January 2011. The loan is payable monthly based on a 25 year amortization schedule with a final balloon payment of all unpaid principal and accrued interest due January 2021. Interest is floating at LIBOR plus 2.85%. The Company entered into an interest rate swap which matures January 2021 and fixes the interest rate at 6.63%. The loan is collateralized by all real estate located at 109 Long Wharf, Newport, RI, as well as personal guarantees from the Founders and a corporate guarantee of the Company  . The loan contains one financial covenant that requires the Company to maintain a minimum debt service coverage ratio. As of September 30, 2014 and December 31, 2013, the Company was in compliance with this covenant.

Line of Credit

During the year ended December 2012, the Company entered into a revolving line of credit with a maximum capacity of $3,000,000. Borrowings under of the line of credit are due upon expiration of the line of credit. The expiration date was extended to November 19, 2014 from its original expiration date of November 19, 2013. The line of credit contains certain covenants including a liquidity covenant that may result in the acceleration of the payment of the borrowings. Borrowings under the line are secured by personal guarantees of the Founders, as well as collateralized against a personal account of one of the Founders held at the lending bank. Interest is payable at Prime + 1%. As of September 30, 2014 the Company was in compliance with all required covenants.

The future minimum annual payments (excluding unamortized bank fees) under the debt agreements are as follows:

Years ending September 30,

2015	$18,686,730
2016	19,323,468
2017	30,994,082
2018	11,971,926
2019	8,765,181
Thereafter	21,717,019
$111,458,406

Note 5. Derivative Instruments and Fair Value Measurements

Interest-Rate Swaps

From time to time, the Company enters into interest rate swap agreements to mitigate the risk of interest rate fluctuations on its variable rate debt. At September 30, 2014 and December 31, 2013, the Company was party to one interest rate swap, which was entered into in February 2011, as required by the 109 Long Wharf Construction Loan agreement. Under the terms of the swap agreement, the interest rate on this note is fixed at 6.63%.

The Company did not elect to designate the swap as a hedge at inception, pursuant to ASC 815, Derivatives and Hedging. Accordingly, changes in the fair value are recorded in current earnings in the accompanying consolidated statements of income.

	September 30,	December 31,
	2014	2013
	(unaudited)
Interest rate swap agreement on:

Long Wharf Construction to Term Loan:

Notional amount	$1,001,329	$1,032,000
Effective dates	2/1/11-1/24/21	2/1/11-1/24/21
Fair value	(112,124)	(94,882)

The fair value of the interest rate swap agreements at September 30, 2014 and December 31, 2013 were liabilities of approximately $112,000 and $95,000, which are included in other current liabilities on the consolidated balance sheets based on the instrument’s maturity date. The aggregate change in the fair value of the interest rate swap agreements for the nine months ended September 30, 2014 was a loss of approximately $17,000,, which is reflected in the unrealized loss on derivative instruments in the accompanying consolidated statements of income. No mark to market adjustments were made during the three months ended September 30, 2014 or for interim periods in 2013.

Forward Freight Agreements

The Company assesses risk associated with fluctuating future freight rates and, when appropriate, actively hedges identified economic risk with appropriate derivative instruments, specifically forward freight agreements (FFAs). Such economic hedges do not always qualify for hedge accounting under ASC 815 and as such, the usage of such derivatives can lead to fluctuations in the Company’s reported results from operations on a period-to-period basis. During the nine months ended September 30, 2014 and the year ended December 31, 2013, the Company entered into various FFAs that did not qualify for hedge accounting. The aggregate fair values of the FFAs at September 30, 2014 was a liability of approximately $225,000 which is included in other current liabilities The aggregate fair values of the FFAs at December 31, 2013 was an asset of approximately $944,000, which is included in advance hire, prepaid expenses and other current assets. The change in the aggregate fair value of the FFAs during the three months ended September 30, 2014 and 2013 resulted in gains of approximately $764,000 and $963,000, respectively, which are included in unrealized loss on derivative instruments in the accompanying consolidated statements of income. The change in the aggregate fair value of the FFAs during the nine months ended September 30, 2014 and 2013 resulted in losses of approximately $1,169,000 and gains of approximately $125,000, respectively, which are included in unrealized loss on derivative instruments in the accompanying consolidated statements of income.

Fuel Swap Contracts

The Company continuously monitors the market volatility associated with bunker prices and seeks to reduce the risk of such volatility through a bunker hedging program. During the months ended September 30, 2014 and the year ended December 31, 2013, the Company entered into various fuel swap contracts that were not designated for hedge accounting. The aggregate fair value of these fuel swaps at September 30, 2014 and December 31, 2013 are liabilities of approximately $1,146,000 and $209,500, respectively, which are included in other current liabilities on the consolidated balance sheets. The change in the aggregate fair value of the fuel swaps during the three months ended September 30, 2014 and 2013 was a loss of approximately $1,315,000 and a gain of approximately $917,000, which are included in unrealized loss on derivative instruments in the accompanying consolidated statements of income. The change in the aggregate fair value of the fuel swaps during the nine months ended September 30, 2014 and 2013 was a loss of approximately $937,000 and a gain of $84,000, which are included in unrealized loss on derivative instruments in the accompanying consolidated statements of income.

The three levels of the fair value hierarchy established by ASC 820, in order of priority are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities. Our Level 1 non-derivatives include cash, money-market accounts, restricted cash accounts and investment.

Level 2 – Quoted prices for similar assets and liabilities in active markets or inputs that are observable. Our Level 2 non-derivatives include our term loan account.

Level 3 – Inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The following table summarizes assets and liabilities measured at fair value on a recurring basis at September 30, 2014 and December 31, 2013:

	Balance at September 30, 2014	Level 1	Level 2	Level 3
	(unaudited)
Margin accounts	$1,782,926	$1,782,926	$-	$-
Interest rate swaps	(112,124)	-	(112,124)	-
Forward freight agreements	(225,355)	-	(225,355)	-
Fuel swap contracts	(1,146,230)	-	(1,146,230)	-

	Balance at December 31, 2013	Level 1	Level 2	Level 3

Margin accounts	$1,062,439	$1,062,439	$-	$-
Interest rate swaps	(94,882)	-	(94,882)	-
Forward freight agreements	944,225	-	944,225	-
Fuel swap contracts	(209,506)	-	(209,506)	-

The estimated fair values of the Company’s interest rate swap instruments, forward freight agreements and fuel swap contracts are based on market prices obtained from an independent third-party valuation specialist. Such quotes represent the estimated amounts the Company would receive to terminate the contracts.

Note 6. Commitments and Contingencies

Legal Proceedings

The Company is subject to certain asserted claims arising in the ordinary course of business. The Company intends to vigorously assert its rights and defend itself in any litigation that may arise from such claims. While the ultimate outcome of these matters could affect the results of operations of any one year, and while there can be no assurance with respect thereto, management believes that after final disposition, any financial impact to the Company would not be material to its consolidated financial position, results of operations, or cash flows.

Note 7. Related Party Transactions

	December 31,			September 30,
	2013	Activity		2014
Included in accounts payable and accrued expenses				(unaudited)
on the consolidated balance sheets:
To Founders	$203,050	$(203,050)		$-
	$203,050	$(203,050)		$-

Included in current related party debt on the consolidated balance sheets:
Loan payable – 2011 Founders Note	$4,325,000	-		$4,325,000
Interest payable – 2011 Founders Note	296,248	(54,507)	i.	241,741
Loan payable – BVH shareholder (STST)	2,995,000	-		2,995,000
Loan payable to NBHC shareholder (STST)	-	19,405,000	ii.	19,405,000
Loan payable to NBHC shareholder (ASO2020)	-	19,404,972	ii.	19,404,972
	$7,616,248	$38,755,465		$46,371,713

Included in related party long-term debt on the consolidated balance sheets:

Loan payable to NBHC shareholder (STST)	$17,030,000	$ (17,030,000)	iii.	$-
Loan payable to NBHC shareholder (ASO2020)	17,029,972	(17,029,972)	iii.	-
Less unamortized discount	(16,756,054)	16,756,054	iv.	-
Total related party long-term debt	$17,303,918	$(17,303,918)		$-

i.	Paid in cash
ii.	Loans payable to NBHC shareholders STST and ASO2020, including additional borrowing on May 28, 2014. On April 1, 2014, the loans were amended to remove the maturity date and have therefore been reclassified as current.

iii.	Balance at December 31, 2013 has been reclassified as current
iv.	Unamortized discount at December 31, 2013 was reduced by imputed interest of $322,946 which was recorded for the three months ended March 31, 2014, prior to the amendment of the loan. The net unamortized discount on April 1, 2014 of $16,433,109 has been recorded as a reduction of noncontrolling interest due to the debt modification.

BVH entered into an agreement for the construction of two new ultramax newbuildings in 2013. STST provided a loan of $2,995,000 to make deposits on the contracts. The loan is payable on demand and does not bear interest.

In connection with the acquisition of m/v Nordic Orion and m/v Nordic Odyssey in 2012, STST provided two $8,050,000 subordinated notes (one designated for each vessel) which were payable on demand and do not bear interest. During the year ended December 31, 2012, aggregate repayments of $3,600,000 were made against these notes. The Company restructured its existing related party loans payable to STST at December 31, 2012 to modify the repayment date to January 9, 2023, which was accounted for as a modification under ASC 470-50. In January 2013, the Company entered into a Share Transfer Restructuring Agreement through which the shareholders of Odyssey and Orion transferred their shares of those entities and their zero interest subordinated shareholder loans to these entities, to NBHC in exchange for the shares of NBHC.

Also during 2013, NBHC entered into contracts to purchase four Ice-Class 1A newbuildings and paid deposits of $26,100,000. STST provided an additional $4,530,000, thereby increasing its loan to $17,030,000. The newest shareholder, ASO2020, also provided $17,030,000 in loans and acquired one-third of the common stock of NBHC for approximately $13,000. On April 1, 2014, the loans were amended to remove the maturity date. The unamortized discount at April 1, 2014 of $16,433,108 has been recorded as a reduction to noncontrolling interest because the original discount was recorded as an increase in noncontrolling interest. On May 28, 2014, each of the shareholders provided additional loans of $1,187,500 to finance the second installment on the first vessel delivery. On August 7, 2014, each of the shareholders provided additional loans of $1,187,500 to finance the third installment on the first vessel delivery. These loans are also payable on demand and do not bear interest.

On October 1, 2011, the Company entered into a $10,000,000 loan agreement with the Founders, which was payable on demand at the request of the lenders (the 2011 Founders Note). The note bears interest at a rate of 5%. On January 1, 2012 the Company issued 5,675 shares of convertible redeemable preferred stock to the Founders, representing a partial repayment of the note, the balance of which was $4,325,000 at September 30, 2014 and December 31, 2013.

Under the terms of a technical management agreement between the Company and Seamar Management S.A. (Seamar), an equity method investee, Seamar is responsible for the day-to-day operations for all of the Company’s owned vessels. During the three-month periods ended September 30, 2014 and 2013, the Company incurred technical management fees of approximately $620,000 and $430,000, respectively under this arrangement. During the nine-month periods ended September 30, 2014 and 2013, the Company incurred technical management fees of approximately $1,759,000 and $1,312,000, respectively under this arrangement. These fees are included in vessel operating expenses in the consolidated statements of income.

Note 8. Loss Per Common Share

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Numerator:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net (loss) income attributable to Pangaea
Logistics Solutions Ltd.	$(2,909,607)	$5,869,400	$4,913,603	$10,515,682
Less: dividends declared on convertible
redeemable preferred stock	(2,739,068)	(2,941,600)	(6,303,748)	(5,769,050)
Less: beneficial conversion	-	(2,386,745)	-	(5,748,464)
Less: settlement of accrued dividends	-	-	-	(45,843)
Less: settlement of notes	-	-	-	(324,484)
Less: fair value adjustment	-	(2,395,255)	-	(5,409,840)
Total loss allocated to common stock	$(5,648,675)	$(1,854,200)	$(1,390,145)	$(6,781,999)

Denominator:
Weighted-average number of shares of	87,329	87,329	87,329	87,329
common stock outstanding

Basic EPS - common stock	$(64.68)	$(7.77)	$(15.92)	$(63.30)
Diluted EPS - common stock	$(64.68)	$(7.77)	$(15.92)	$(63.30)

(i) The fair value of the beneficial conversion adjustment to net income during the nine months ended September 30, 2013 for purposes of calculating EPS is $5,748,464. However, retained earnings was reduced by $3,823,325

Note 9. Subsequent Events and Reverse Merger

The Company evaluated subsequent events or transactions through November [14], 2014, which is the date these financial statements were issued.

The Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of April 30, 2014, with Quartet Holdco Ltd., now known as Pangaea Logistics Solutions, Ltd. (the “Registrant”), Quartet Merger Corp. (“Quartet”), Quartet Merger Sub Ltd. (“Merger Sub”), and the security holders of the Company (“Signing Holders”).  The Mergers (as defined below) was consummated on October 1, 2014 pursuant to the Merger Agreement, where (i) Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of the Registrant (the “Transaction Merger”) and (ii) Quartet merging with and into the Registrant, with the Registrant surviving as the publicly-traded entity (the “Redomestication Merger” together with the Transaction Merger, the “Mergers”).  In the transaction merger, holders of 8,840,014 shares of Quartet common stock sold in its initial public offering (“public shares”) exercised their rights to convert those shares to cash at a conversion price of approximately $10.20 per share, or an aggregate of approximately $90,139,132. As a result of the number of public shares converted into cash, the Quartet initial stockholders forfeited 1,739,062 shares (the “Forfeited Shares”) of Quartet common stock immediately prior to the Closing.  Upon the Closing, the former security holders of Quartet were issued an aggregate of 3,130,861 common shares of the Registrant, including 1,026,812 common shares of the Registrant issued in exchange for Quartet’s then outstanding rights.  Per the terms of the convertible redeemable preferred stock of the Company, upon the Closing, 105,670 convertible redeemable preferred shares were converted into 115,352 common shares of the Company.  The Signing Holders received 29,411,765 shares of the Registrant in exchange for their the Company securities and an additional 1,739,062 Forfeited Shares, or 31,150,827 shares in aggregate.  Further, in connection with the mergers, Quartet entered into agreements with certain third parties pursuant to which such parties agreed to accept payment for certain amounts owed to them in shares of the Registrant, resulting in the issuance of an aggregate of 291,953 common shares.  Additionally, 420,000 unit purchase options of Quartet were converted into 123,356 common shares of the Registrant.  These shares of 415,309 in total, are denoted as “Advisors to the Mergers” shares below.  As a result of the mergers, as of November 14, 2014 there are 34,696,997 common shares of the Registrant issued and outstanding where the Signing Holders own approximately 89.8% of the Registrant shares, the Quartet stockholders own approximately 9.0% of the Registrant shares, and the Advisors to the Mergers own approximately 1.2% of the Registrant shares.

In November, 2014, Bulkinvest, Ltd., an entity owned by the Company’s founders, agreed to lend the Company an aggregate of $5.0 million. The note, which bears interest of 5% per annum, is due on January 1, 2016.